Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

Form	Registration Number	Prospectus
S-3	333-255015	Voya Multi-Rate Annuity
S-3	333-255013	Voya Multi-Rate Annuity
S-3	333-255012	Voya Guaranteed Account
S-3	333-255011	Voya Select Rate
S-3	333-255010	Voya Guaranteed Account
S-3	333-255000	Voya Select Multi-Index 5 & 7
S-3	333-239315	Guaranteed Accumulation Account

of our reports dated March 11, 2022, with respect to the consolidated financial statements and schedules of Voya Retirement Insurance and Annuity Company included in this Annual Report (Form 10-K) for the year ended December 31, 2021.

/s/ Ernst & Young LLP

San Antonio, Texas
March 11, 2022